EXHIBIT 5

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

CLIENT/MATTER NUMBER
August 3, 2011	025294-0102

Hudson Highland Group, Inc.
560 Lexington Avenue
New York, New York  10022

Ladies and Gentlemen:

We have acted as counsel for Hudson Highland Group, Inc., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 500,000 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), and the related Preferred Share Purchase Rights (the “Rights”), which may be issued pursuant to the Restricted Stock Unit Award Agreement, dated as of May 13, 2011, between the Company and Manuel Marquez and the Stock Option Agreement, dated as of May 13, 2011, between the Company and Manuel Marquez (together, the “Agreements”).  The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 2, 2005, between Hudson Highland Group, Inc. and The Bank of New York (the “Rights Agreement”).

In connection with our representation, we have examined:  (a) the Agreements and related documents; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Amended and Restated Certificate of Incorporation and By-laws of the Company, each as amended to date; (d) the Rights Agreement; (e) the resolutions of the Company’s Board of Directors relating to the Agreements and the issuance of Common Stock and Rights thereunder; and (f) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

1.           The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Agreements and as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

2.           The Rights, when issued by the Company pursuant to the terms of the Rights Agreement, will be validly issued.

BOSTON	JACKSONVILLE	NEW YORK	SAN FRANCISCO	TOKYO
BRUSSELS	LOS ANGELES	ORLANDO	SHANGHAI	WASHINGTON, D.C.
CENTURY CITY	MADISON	SACRAMENTO	SILICON VALLEY
CHICAGO	MIAMI	SAN DIEGO	TALLAHASSEE
DETROIT	MILWAUKEE	SAN DIEGO/DEL MAR	TAMPA

Hudson Highland Group, Inc.
August 3, 2011

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP